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                                                                     EXHIBIT 3.1
                             SECOND AMENDED AND RESTATED

                              ARTICLES OF INCORPORATION

                                          OF

                            DYNACRAFT GOLF PRODUCTS, INC.



    FIRST:    The name of the corporation shall be Dynacraft Golf Products,
Inc.

    SECOND:   The place in Ohio where the principal office of the corporation is to be located is in the City of Newark, County of Licking.

    THIRD:    The purpose for which the corporation is formed is to engage in any lawful act or activity for which corporations may be formed under Sections 1701.01 to 1701.98 of the Ohio Revised Code.

    FOURTH:

    4.1. AUTHORIZED SHARES.

    The maximum number of shares of all classes which the corporation is authorized to have outstanding is 3,500,100, consisting of 3,500,000 Common Shares (the "Common Shares") with no par value and 100 Preferred Shares (the "Preferred Shares") with par value of $1,000.00 each.

    4.2  PREFERRED SHARES, PAR VALUE $1,000.00 PER SHARE.

    The terms of the Preferred Shares, par value $1,000.00 per share, shall be as follows:

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    The holders of the then outstanding Preferred Shares shall be entitled to receive cash dividends if, as, and when declared by the board of directors out of any funds legally available therefor. Dividends shall not be cumulative. As long as any Preferred Shares are outstanding, no dividends shall be paid with respect to the Common Shares during any fiscal year of the corporation at a rate greater than the "applicable rate" at which dividends are paid on the Preferred Shares, and dividends on the Preferred Shares shall be paid before dividends are paid on the Common Shares. For purposes of this Article FOURTH, the "applicable rate" is defined as the rate at which the holder of 100 Preferred Shares will be entitled to receive the same dividend to which a holder of 26 Common Shares, as constituted on December 11, 1990, would be entitled. The calculation of such "applicable rate" shall take into account any stock split or stock dividend declared on the Common Shares after December 11, 1990. This paragraph applies only to cash dividends, and the Preferred Shares shall not participate in any other type of dividend, distribution or exchange involving the Common Shares.

    Upon dissolution, liquidation, or winding up of the corporation, whether voluntary or involuntary, the holders of the Preferred Shares shall be entitled to receive in cash, out of any assets of the corporation, whether surplus assets or otherwise, before any payment shall be made to the holders of Common Shares, the sum of $1,000.00 per share, together with all accrued and unpaid dividends thereon to the day of payment. After the payment of the entire preferential amounts provided for in the

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preceding sentence, the holders of the Preferred Shares shall not be entitled to any further participation in any distribution of the assets or funds of the corporation upon any dissolution, liquidation, or winding up of the corporation, and the remaining assets and funds of the corporation shall be divided and distributed among the holders of the Common Shares then outstanding, according to their respective interests.

    Upon any consolidation or merger of the corporation with any other corporation or corporations, or upon the sale of all or substantially all of the assets of the corporation, any preferred shareholder who does not expressly consent thereto shall be entitled to require the corporation to redeem his Preferred Share or Shares and to receive therefor in cash, out of the assets of the corporation, whether surplus assets or otherwise, before such consolidation or merger or such sale shall be consummated, the sum of $1,000.00 per share, together with all declared and unpaid dividends thereon to the date of payment.

    The corporation may, at the option of the board of directors, at any time, redeem the whole of the Preferred Shares or, from time to time, any part of the Preferred Shares, by paying to the holder or holders of record $1,000.00 per share, plus all declared and unpaid dividends thereon to the date of redemption. If fewer than all of the Preferred Shares are to be redeemed, the shares to be redeemed shall be selected by such method as the board of directors in its discretion shall determine, without regard to the limitations of Section 1701.23 of the Ohio Revised Code, or any statute of like tenor or effect which may hereafter be enacted. Notice of the intention of

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the corporation to redeem Preferred Shares and of the date, price, and place of redemption shall be mailed by first class mail, postage prepaid, not less than fifteen nor more than sixty days before the date fixed for redemption to each holder of record of the shares to be redeemed at his last known post office address as shown by the records of the corporation. If such notice of redemption shall have been duly given and, if on or before the redemption date so fixed all funds necessary for such redemption shall have been deposited or otherwise set apart so as to be available therefor, then on such date, and regardless of whether or not any certificates for Preferred Shares so called for redemption shall have been presented for cancellation, all such shares shall cease to be outstanding, and all rights of the holders with respect to them shall cease and terminate, except only the right to receive the amount payable upon redemption, but without interest. Monies deposited or set apart for the purpose of redemption which shall remain unclaimed at the end of six years from the date of deposit or setting apart, shall belong to the corporation, free from any claim of the holders of the Preferred Shares which have been called for redemption.

    If no dividends on the Preferred Shares are paid for a period of more than two years, the holders of the Preferred Shares shall thereupon become entitled to redeem the whole of the Preferred Shares or, from time to time, any part of the Preferred Shares, by notifying the corporation in writing of the intention to redeem and delivering to the corporation the duly endorsed stock certificate representing the shares to be redeemed. The corporation shall pay any redeeming holder of Preferred Shares

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$1,000.00 per share, plus all declared and unpaid dividends thereon to the date of redemption.

    Except as may otherwise be required by the laws of the State of Ohio, all voting power of the corporation for all purposes is vested exclusively in the holders of the Common Shares, and the holders of the Preferred Shares shall not be entitled to vote thereon at meetings of the shareholders of the corporation, nor to receive notices of such meetings. The holders of Common Shares shall be entitled to one vote for each Common Share held.

    FIFTH:    The directors of the corporation shall have the power to cause the corporation from time to time and at any time to purchase, hold, sell, transfer or otherwise deal with (A) shares of any class or series issued by it, (B) any security or other obligation of the corporation which may confer upon the holder thereof the right to convert the same into shares of any class or series authorized by the Articles, and (C) any security or other obligation which may confer upon the holder thereof the right to purchase shares of any class or series authorized by the Articles. The corporation shall have the right to repurchase, if and when any shareholder desires to sell, or on the happening of any event is required to sell, shares of any class or series issued by the corporation. The authority granted in this Article FIFTH of these Articles shall not limit the plenary authority of the directors to purchase, hold, sell, transfer or otherwise deal with shares of any class or series, securities, or other obligations issued by the corporation or authorized by these Articles.

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    SIXTH:    No shareholder of the corporation shall have, as a matter of right, the pre-emptive right to purchase or subscribe for shares of any class, now or hereafter authorized, or to purchase or subscribe for securities or other obligations convertible into or exchangeable for such shares or which by warrants or otherwise entitle the holders thereof to subscribe for or purchase any such share.

    SEVENTH: Notwithstanding any provision of the Ohio Revised Code requiring for any purpose the vote, consent, waiver or release of the holders of shares of the corporation entitling them to exercise two-thirds or any other proportion of the voting power of the corporation or of any class or classes of shares thereof, such action, unless expressly provided otherwise by statute or by the regulations of the corporation, may be taken by the vote, consent, waiver or release of the holders of shares entitling them to exercise not less than a majority of the voting power of the corporation or of such class or classes.

    EIGHTH: Shareholders of the corporation shall not have the right to vote cumulatively in the election of directors.

    NINTH: Chapter 1704 of the Ohio Revised Code shall not apply to the corporation.

    TENTH: Section 1701.831 of the Ohio Revised Code shall not apply to control share acquisitions of shares of the corporation.

    ELEVENTH: The corporation reserves the right to amend, alter, change or repeal any provision contained in these Articles in the manner now or hereafter

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prescribed by law and all rights conferred upon officers, directors and shareholders herein are granted subject to this reservation.

    TWELFTH: These Articles take the place of and supersede the existing Amended and Restated Articles of Incorporation of Dynacraft Golf Products, Inc. in their entirety.

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